2014 Investor Presentation

CONFIDENTIAL - COPYRIGHT ©2013 REMY INTERNATIONAL FORWARD-LOOKING STATEMENT This presentation may contain forecasts, projections, expectations, or opportunities regarding Remy that are "forward-looking statements" as defined in the Private Securities Litigation Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including, but not limited to, future financial results and liquidity, development of new products and services, the effect of competitive products or pricing, the effect of commodity and raw material prices, the impact of supply chain cost management initiatives, restructuring risks, customs duty claims, litigation uncertainties and warranty claims, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions, in addition to other factors identified in Remy International statements. The Company undertakes no obligation to update this information or to publicly update any forward-looking statements. CONFIDENTIALITY STATEMENT This information contained herein is Confidential and may not be publicly disclosed without the permission of the Company.

3 ■Leading supplier for OE and aftermarket applications ■Emerging leader in manufacturing hybrid electric motors ■ Innovative and technology-driven product offerings supported by strong patent portfolio Global market leader in the manufacturing and remanufacturing of rotating electrical components for commercial and passenger vehicles ■ Formed in 1896 as Remy Electric Company with the development of the Remy Magneto ■ In 1918, Delco Remy began operating as a division of General Motors ■ Became independent entity in 1994 after more than 75 years with GM ■ Commenced NASDAQ trading in Dec 2012 ■ Strong Cash Flow & Balance Sheet – Conservative Leverage ■ Positioned for strong global growth Building on our Powerful Heritage Remy International Great Company – 117 Year History – Exciting Future

4 ■ Light and heavy-duty starters, alternators ■Hybrid electric motors ■ Global Growth (China, Korea, Brazil, India) ■Emerging technologies (Start /Stop, Hybrid) ■ 4% CAGR Car production growth ■ 3% CAGR Commercial vehicle growth ■ 15% CAGR LD Hybrid /EV production growth Original Equipment 50% of Sales Aftermarket 50% of Sales Business Overview ■New and remanufactured starters, alternators, axles and other multi-line products ■ Light duty and heavy duty applications ■Americas, Europe and China (emerging) ■Retail, OEM dealers, wholesalers and independent distributors Source: 2013 Remy 10-K, IHS Q3 14 Global Insight: 2013 – 2018 CAGR Broad Market Coverage for Diverse Product Applications

5 Sales by Application Balanced Business Mix Light Duty OE Drives Top-line Growth; Aftermarket and Commercial Vehicle Drive Bottom Line Sales by Channel OE 50% OES 10% Aftermarket 40% LD OE 35% LD AM 31% Commercial Vehicle 30% Other 4% Source: 2013 Remy 10-K

6 Production by Geography Global Business Make and Sell Globally . . . Leveraging Low Cost Manufacturing and Asia Growth Sales by Geography North America 67% Asia Pacific 21% Europe 8% South America 4% Brazil 4% 55% China Korea 37% Hungary/ Tunisia 4% Sales Source: 2013 Remy 10-K North America

7 Aftermarket Customers OE Customers “Marquee” Customer Base Selling to Market Leaders in All Regions Under Our Globally Recognized Brands

Positioned for Growth 2013 Rev: $1.1B Healthy Mix of Organic Growth and Acquisitions • 8% sales CAGR • 8-10% Operating margins • Outpace continued global vehicle production growth • Capitalize on global commercial vehicle opportunities • Expand profitable aftermarket product portfolio • Complete several accretive acquisitions • Maintain moderate leverage below 3.0x 8 2017 Rev: $1.5B

Increasing Market Share 9  Remy outpacing market – LD and CV segments  Current OE Backlog has grown 44% over 2013 sales  Aftermarket Sales growing at 7.5% in flat market – driven by multi-line and international growth Light Duty Vehicle Production Commercial Vehicle Production Sources: IHS Global Insight and PSR Share Gains Driving Organic Growth

China Growth Opportunity 10 World’s largest automotive market  1/3 of Global Commercial Vehicle Market  50% of Global Light Duty growth from 2012 - 2017 will come from China  Annualized Remy sales over $130M, up 58% from 2012  New Wuhan plant doubles China production capacity to 5 million units China Light Duty Vehicle Production China Medium & Heavy Duty Production Source: IHS Global Insight: Q4 2013 data for LD/HD respectively Leverage China Market for Growth

Hybrid Growth Opportunity 11 Business Description Platforms Under Contract Representative Products Key Milestones ■ Automotive and Commercial Vehicles ■ Remy’s value proposition: – Over 1 billion miles of reliability – High Performance Products – Standardized products for speed and cost ■ Largest North American Production capacity 2002 Produced 1st e-Motor for electric bus 2003 Developed & patented HVH technology 2006 Launched Dual-mode Hybrid with GM 2008 Contract for Daimler ML 450 & BMW X6 2009 Won U.S. Department of Energy Grant 2012 Completed Phase One of DOE grant Global Leader in Hybrid Electric Motor Technology

 Net Sales: $887 million, up 7%  China up 57%  Light Duty Aftermarket up 15%  Global Commercial Vehicle up 10% 12 YTD 2014 Financial Highlights YTD Sept ’13 YTD Sept ’14 China and Aftermarket Strategy Bearing Fruit Source: Q3 2014 Remy 10-Q Net Sales $826.9 $887.1 Adj Op Income 68.6 70.1 % of Sales 8.3% 7.9% Adj EBITDA 99.5 102.5 % of Sales 12.0% 11.6% $ Millions

13 Performance Metrics Poised for Top and Bottom Line Growth 2007 2013 2017 Yesterday Today Tomorrow Revenue $1.1 billion $1.1 billion $1.5 billion Operating Income % 2% 8% 8 - 10% Business Mix Original Equipment 52% 50% 50% Aftermarket 48% 50% 50% Regional Mix Americas 81% 71% 60% Europe 11% 8% 10% Asia 8% 21% 30% Net Debt / Adjusted EBITDA 6.8x 1.3x below 2.0x Cash EPS $2.81 $3.24

14 ■ Transition Timetable • September – FNF announces plan to distribute shares to FNFV Shareholders • October – Complete initial filings of Forms S-1 and S-4 with SEC • Late December/Early January – Targeted completion of spin transaction ■ Benefits to Remy: • Eliminate FNF majority ownership and Board control • Increased share liquidity promotes new investor interest • Eliminate market overhang from FNF ownership • Attract additional sell side coverage Fidelity National Financial (NYSE: FNF) Spin-off of Remy Share Ownership Remy International Ownership Broadening Shareholder Base and Increasing Liquidity FNF 51% Current Remy Stock Ownership All Other Investors 49%

Capital Management 15 Organic Growth Acquisitions Dividends • Increase profitable Aftermarket product portfolio • Grow Asia – add production capacity • Capitalize on Global Commercial Vehicle opportunities • Targets that expand our: – Product portfolio – Geographic footprint – End market presence • Optimize supply chain • Paying quarterly $0.10 per share dividend • Maintain and grow dividend • Potential stock buybacks 2013 Cash Balance = $115M Net Debt / LTM Adj. EBITDA = 1.3x Target Growth Investments and Shareholder Return

16 Why Invest with Remy? Proven Strategy and Execution Drive Results ■ Global Opportunity ■ Exceptional Brand ■ Sustainable low cost structure ■ Strong Cash Flow ■ Low Capital investment ■ Well-Positioned for Growth: – China – Commercial Vehicles – Aftermarket – Strategic Acquisitions – Hybrid ■ Committed Ownership: – Officers and directors hold approximately 5% of Remy Stock 40 80 120 160 200 1 2 3 Cash Earnings $MM 2013A 2017P 2015P $2.81 $3.24

Appendix 17

Non-U.S. GAAP Measures 18 Accounting principles generally accepted in the United States (U.S. GAAP) is the standard framework of guidelines for financial accounting. U.S. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with U.S. GAAP, Remy has provided adjusted EBITDA, cash earnings, net debt and cash earnings per share, and adjusted operating income, non-U.S. GAAP financial measures, which are frequently used by management, analysts, investors and other interested parties. Management believes that the non-U.S. GAAP financial measures presented provide a useful measure of Remy’s financial performance since they exclude certain items which do not reflect ongoing operations. A reconciliation of U.S. GAAP net income to the Non-U.S. GAAP measures is provided herein. Adjusted EBITDA, net debt, cash earnings, and adjusted operating income as defined by the Company may differ from non-U.S. GAAP measures used by other companies and is not a measurement under U.S. GAAP. There are limitations inherent in non-U.S. GAAP financial measures in that they exclude a variety of charges and credits that are required to be included in a U.S. GAAP presentation, and therefore do not present the full measure of the Company's recorded costs against its revenue. Accordingly, in analyzing Remy’s future financial performance, non-U.S. GAAP results presented should be considered together with U.S. GAAP results, rather than as an alternative to U.S. GAAP basis financial measures.

Non-GAAP Reconciliation – Adjusted EBITDA and Ratio of Net Debt to Adjusted EBITDA

The following table reconciles the Company's net income (loss) attributable to common stockholders calculated in accordance with accounting principles generally accepted in the United States (U.S. GAAP) to the non-U.S. GAAP financial measure of the Company's Adjusted EBITDA:

(in millions)	Years Ended December 31, 2008	2009	2010	2011	2012	2013
Net income (loss) attributable to common stockholders	$ (28.9)	$ (14.8)	$ (13.7)	$ 62.2	$ 138.6	$ 39.7
Adjustments:						
Interest expense	54.9	49.5	46.7	30.9	27.7	20.0
Income tax (benefit) expense	6.8	13.0	18.3	14.8	(71.2)	19.9
Depreciation and amortization	24.8	30.8	29.3	35.3	38.0	33.8
Stock-based compensation expense	1.8	1.8	1.2	6.9	7.3	6.6
Net income attributable to noncontrolling interest	1.4	3.3	4.3	3.4	2.8	0.7
Restructuring and other charges	15.3	7.6	4.0	3.6	10.3	4.1
Intangible asset impairment charges	1.5	4.0	-	5.6	-	-
Preferred stock dividends	23.1	25.6	30.6	2.1	-	
Loss on extinguishment of preferred stock	-	-	-	7.6	-	
(Gain) Loss on extinguishment of debt	-	-	19.4	-	-	4.3
Reorganization items	2.8	-	-	-	-	
Adjustments for one-time gains	-	-	-	(7.3)	-	
Executive Officer Separation	-	-	-	-	-	7.0
Litigation settlements and related legal fees	-	-	-	0.9	5.7	2.5
Other	-	0.4	-	-	-	0.5
Total adjustments	132.4	136.0	153.8	103.8	20.6	99.2
Adjusted EBITDA	$ 103.5	$ 121.2	$ 140.1	$ 166.0	$ 159.2	$ 138.9
Net Debt		$ 468.6	$ 468.0	$ 219.5	$ 185.3	$ 184.7
Ratio of Total Debt to Adjusted EBITDA		3.9 x	3.3 x	1.3 x	1.2 x	1.3 x

19

20 Non-GAAP Reconciliation – Net Debt 2009 2010 2011 2012 2013 (in millions, except percentages) Short-term debt 23.0 $ 18.3 $ 14.2 $ 9.1 $ 2.4 $ Current maturities of long-term debt 2.3 3.3 10.3 3.4 3.4 Long-term debt, net of current maturities 337.9 317.8 286.7 284.5 293.8 Redeemable preferred stock 135.6 166.1 - - Total debt 498.8 $ 505.5 $ 311.2 $ 297.0 $ 299.6 $ Less: Cash and cash equivalents 30.2 37.5 91.7 111.7 114.9 Net debt 468.6 $ 468.0 $ 219.5 $ 185.3 $ 184.7 $ The following table reconciles the Company’s ratio of debt to total capital calculated in accordance with accounting principles generally accepted in the United States (U.S. GAAP) to the non-U.S. GAAP financial measure of the Company’s ratio of net debt to total capital: Year End Balance as of December 31,

The following table sets forth a reconciliation of adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income (loss) attributable to common stockholders: Three months ended September 30, Nine months ended September 30, (In thousands) 2014 2013 2014 2013 Net income (loss) attributable to common stockholders $ (11,119) $ 10,356 $ 8,304 $ 23,004 Adjustments: Interest expense–net 4,659 5,370 15,685 15,438 Income tax expense 110 5,292 12,613 11,967 Depreciation and amortization 10,971 8,745 29,787 25,767 Stock-based compensation expense 893 1,648 3,454 4,894 Net income attributable to noncontrolling interest — — — 659 Restructuring and other charges 2,212 1,454 2,605 4,263 Loss on extinguishment of debt and refinancing fees — — — 4,256 Litigation settlements and related legal fees 21,417 905 23,740 1,979 Transaction related fees 2,714 — 2,714 — Executive officer separation — — — 7,000 Purchase accounting finished goods inventory step-up — — 3,474 — Other 50 147 99 251 Total adjustments 43,026 23,561 94,171 76,474 Adjusted EBITDA $ 31,907 $ 33,917 $ 102,475 $ 99,478 21 Non-GAAP Reconciliation – Adjusted EBITDA Adjusted EBITDA is defined by the Company as net income attributable to common stockholders before (i) interest expense–net, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) net income attributable to noncontrolling interest, (vi) restructuring, other charges and other impairment charges, (vii) loss on extinguishment of debt and refinancing fees, (viii) executive officer separation cost, (ix) certain purchase accounting finished goods inventory step-up costs, (x) litigation settlements and related legal fees, (xi) Transaction related fees, and (xii) other adjustments. We have updated our definition to include litigation settlements and related legal fees, as well as, Transaction related fees. All periods presented conform to this definition.

22 Non-GAAP Reconciliation – Cash earnings per share The following table sets forth a reconciliation of cash earnings per share to its most directly comparable U.S. GAAP measure, diluted earnings (loss) per share: (In thousands, except per share amounts) Three months ended September 30, Nine months ended September 30, 2014 2013 2014 2013 Adjusted EBITDA (a) $ 31,907 $ 33,917 $ 102,475 $ 99,478 Adjustments: Cash paid for income taxes (4,714) (1,850) (13,965) (6,003) Cash paid for interest expense (4,684) (5,128) (14,463) (16,412) Purchases of property, plant and equipment (5,336) (4,155) (16,963) (17,394) Total adjustments (14,734) (11,133) (45,391) (39,809) Cash earnings $ 17,173 $ 22,784 $ 57,084 $ 59,669 Diluted earnings per share: Weighted average shares outstanding 31,514 31,383 31,585 31,338 Diluted earnings (loss) per share $ (0.35) $ 0.33 $ 0.26 $ 0.73 Weighted average shares outstanding (b) 31,610 31,383 31,585 31,338 Cash earnings per share $ 0.54 $ 0.73 $ 1.81 $ 1.90 Cash earnings is defined as adjusted EBITDA less cash paid for (i) income taxes, (ii) interest expense and (iii) capital expenditures. We define adjusted operating income as operating income (loss) before (i) purchase accounting related charges, (ii) restructuring and other charges, (iii) litigation settlements and related legal fees, (iv) Transaction related fees, (v) executive officer separation cost, and (vi) other adjustments

23 MD&A Net Sales – Q3 2013 We have made the following adjustments to conform our net sales as reported in our September 30, 2013 MD&A in form 10-Q to the current year presentation as reported in our September 30, 2014 MD&A in form 10-Q. (in Millions) Multi-Line Light Duty OES Europe Reman Other Light Duty OEM 85.4$ (1.4)$ 84.0$ Commercial Vehicle OEM 67.7 4.9 (0.2) 72.4 Hybrid 2.7 2.7 Light Duty Aftermarket 80.1 3.5 1.4 (0.1) 84.9 Commercial Vehicle Aftermarket 16.4 (4.9) 0.3 11.8 Other 10.5 (3.5) 7.0 Total 262.8$ -$ -$ -$ -$ 262.8$ Adjustments Net Sales three months ended September 30, 2013 As Reported in Q3 2013 Form 10-Q As Adjusted in Q3 2014 Form 10-Q